Exhibit 3.1

AMENDMENT NO. 1 TO
BYLAWS OF
NOVA BIOSOURCE FUELS, INC.

The Board of Directors of Nova Biosource Fuels, Inc., a Nevada corporation, hereby amends the Bylaws of the corporation pursuant to Article 11 thereof as follows:

Section 3.2 of the Bylaws is hereby amended and restated to read:

3.2. Stock Certificates. The shares of the corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law and, at least annually thereafter, the corporation shall provide to its stockholders of record, a written statement confirming the information contained in the information statement previously sent pursuant to this section.

Section 3.3.1 of the Bylaws is hereby amended and restated to read:

3.3.1 Requirements for Transfer.  Shares of the corporation in certificated form shall be transferred by delivery of the certificates therefor accompanied either by an assignment in writing on the back of the certificate or an assignment separate from certificate or a written power of attorney to sell, assign and transfer the same signed by the holder of the certificate.  Shares of the corporation in uncertificated form shall be transferred by delivery of an assignment in writing or a written power of attorney to sell, assign and transfer the same signed by the registered holder of the shares.    No shares of the corporation shall be transferred on the books of the corporation until the outstanding certificates therefore, if any, have been surrendered to the corporation.